SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
April 12, 2021

ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3075 LOYALTY CIRCLE
COLUMBUS, OH 43219
(Address and Zip Code of Principal Executive Offices)

(614) 729-4000
(Registrant’s Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	ADS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c)  On April 14, 2021, the Board of Directors of Alliance Data Systems Corporation (the “Company”) announced the appointment of Perry S. Beberman as the Company’s Executive Vice President, Chief Financial Officer to be effective July 6, 2021 and the acceptance of the resignation of Timothy P. King effective as of April 13, 2021. Material terms of Mr. King’s separation agreement will be disclosed when they are finalized.

Mr. Beberman, 55, served most recently as SVP and Finance Executive for Bank of America’s Consumer and Wealth Management Lending Products. In his 15+ years with Bank of America, Mr. Beberman has served in leading roles for several business units, including Consumer and Wealth Management Lending Products; U.S. Consumer and GWIM Credit Card; and Personal Loans / Consumer Lending. Mr. Beberman joined Bank of America following its acquisition of MBNA, where he had spent more than 17 years in finance leadership roles across strategic planning, forecasting and P&L reporting. Relatives of both our executive officers and other associates are eligible for hire by the Company and a relative of Mr. Beberman is currently employed by us. Mr. Beberman does not have a direct or indirect material interest in this employment arrangement. Upon review, this employment arrangement was found to have been entered into in the ordinary course of business and the compensation of such relative to be commensurate with similarly situated associates and below the threshold for related party transactions.

(e)  As set forth in the Compensation Discussion and Analysis section in the proxy statement for the 2021 annual meeting of stockholders of the Company, the objectives of the Company’s executive compensation are to attract and retain top executive talent, to reward executive talent for meeting performance objectives and to align the interests of executives with stockholders. Consistent with these objectives, the compensation committee of the Company’s board of directors, on April 12, 2021, adopted new balanced scorecards for 2021 annual performance-based non-equity incentive compensation, or IC, for all associates whose pay includes this component, including certain named executive officers. These balanced scorecards are tailored to each line of business and encompass a range of both financial and non-financial metrics attributable to three categories, to include stockholders, customers and employees, with weightings appropriate for each executive officer as set out below. Target amounts for non-equity incentive plan compensation for each of Mr. Andretta, Mr. Motes, Ms. Greer and Ms. McConnaughey will be 160%, 125%, 150% and 100% of their base salaries, respectively, with Messrs. Andretta and Motes measured 100% against the corporate balanced scorecard, Ms. Greer measured 30%/50%/20% against the corporate/Card Services/Bread balanced scorecards and Ms. McConnaughey measured 40%/60% against the corporate/Card Services balanced scorecards. Mr. Horn, who first announced his intention to retire from the Company in 2018 and continues to serve as executive vice president and senior advisor with a focus on international operations, operating efficiencies and strategic initiatives, will continue to be eligible for IC up to 200% of his base salary based on achievement of certain objective and subjective criteria as determined by the compensation committee; Mr. Horn received no long term equity incentive compensation in 2021.

Item 7.01 Regulation FD Disclosure.
On April 14, 2021, the Company issued a press release announcing the executive leadership changes set forth in Item 5.02 above. A copy of the Company’s press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document Description

99.1	Press Release dated April 14, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

The information contained in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: April 14, 2021	By:	/s/ Joseph L. Motes III
Joseph L. Motes III
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary